Exhibit 10.6

HANSEN MEDICAL, INC.

June 10, 2014

Dear Pete:

This letter (the “Agreement”) confirms the agreement between you and Hansen Medical, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. Pursuant to Section 2 of your Retention Agreement with the Company dated May 31, 2011 (the “Retention Agreement”), you are hereby notified that your employment is being terminated by the Company due to an Involuntary Termination Without Cause (as defined in the Retention Agreement). Your employment with the Company will terminate on June 10, 2014 (the “Termination Date”). By signing this Agreement, you hereby resign from all positions held with the Company and on any direct or indirect subsidiary of the Company.

2. Effective Date and Rescission. You have up to twenty-one (21) days after you received this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you signed this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you signed it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. On the Termination Date, the Company will pay you $16.521.37 (less all applicable withholding taxes and other deductions). This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO. You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. Severance Pay. Pursuant to Section 3(b)(i) of the Retention Agreement, if you sign this Agreement and do not revoke it in the time period provided for in Paragraph 2 above, the Company shall pay you severance payments equal to six (6) months of your current base salary, which payments shall be paid in accordance with the Company’s regular payroll procedures beginning on the First Payment Date (as defined in the Retention Agreement), except that any payments that would otherwise have been made before the First Payment Date shall be made on the First Payment Date. The aggregate amount of these severance payments is equal to $150,382.68 (less all applicable withholding taxes). In addition, any outstanding expense reimbursements shall be paid by the First Payment Date. If you breach any provision of this Agreement, you understand that no additional severance payments will be made; however, in such event this Agreement shall remain in full force and effect.

5. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. Pursuant to Section 3(b)(ii) of the Retention Agreement, if you sign this Agreement, do not revoke it in the time period provided for in Paragraph 2 above, and elect to continue group health insurance coverage, the Company will pay the monthly premium under COBRA for you and, if applicable, for your dependents until the earliest of: (a) the end of the period of six (6) months following the month in which the Termination Date occurs or (b) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer. All Company paid premiums will include both the employer portion and your portion of the monthly premiums.

6. Retention Bonus In addition to the severance payments you are eligible for pursuant to your Retention Agreement with the Company, you will also earn the Retention Bonus pursuant to, and as defined in, the Officer Retention Bonus Letter dated May 22, 2014 (the “Officer Retention Bonus Letter”), provided that you sign this Agreement and do not revoke it in the time period provided for in Paragraph 2 above. The Retention Bonus will be paid on the First Payment Date. The aggregate amount of the Retention Bonus is equal to 20% of your 2014 base salary, or $60,153.04 (less all applicable withholding taxes). You agree that you are not eligible for any additional bonus payments under the 2014 Corporate Incentive Bonus Program.

7. Equity Awards. The Company has granted you options to purchase shares of its Common Stock (the “Options”) and restricted stock units (the “RSUs”). Attached as Exhibit A hereto is a summary of your Options and RSUs. Except as otherwise noted in Exhibit A, each of the Options and the RSUs was granted pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”). The Options, to the extent vested as of the Termination Date, will remain exercisable for the period of time specified in either (i) the Plan and the applicable Stock Option Agreement or (ii) with respect to the Non-Plan Option (as identified in Exhibit A), the Stock Option Agreement evidencing the Non-Plan Option, which generally will be for three months following the Termination Date. No further vesting with respect to any Options or RSUs will occur following the Termination Date, and the unvested portion of any Options and RSUs will expire immediately on the Termination Date. All written agreements between you and the Company regarding the Options and the RSUs will remain in full force and effect, and you agree to remain bound by all such agreements. You acknowledge and agree that you have no stock rights in the Company other than those enumerated in this Paragraph 7 and in Exhibit A.

8. Release of All Claims. In consideration for receiving the severance benefits described in Paragraphs 4 and 5 above and the Retention Bonus described in Paragraph 6 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability, sexual orientation or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. This release does not include claims for indemnification for any third party claims pursuant to any written indemnification agreement or policy of insurance, if any, to which you are a party or a third party beneficiary, the Company bylaws or under applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

9. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

10. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

11. Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company, which you signed on May 31, 2011 and a copy of which is attached as Exhibit B, and any indemnity agreement you may have with the Company. In addition, you will remain bound by Section 5 of your Retention Agreement. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

12. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company. You may keep your Company issued iPhone, iPad and laptop and our IT department is available to assist you in removing all electronic Company property from such devices.

13. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law, and the Company shall instruct its current officers and directors not to make any negative or disparaging statements (orally or in writing) to any person or entity outside of the Company regarding you, except as required by law.

14. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

16. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HANSEN MEDICAL, INC.

By:	/s/ Cary G. Vance
Cary G. Vance
President and Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Peter J. Mariani
Signature of Peter J. Mariani

Dated:	June 18, 2014

EXHIBIT A

EQUITY SUMMARY

Date of Grant	Type of Award	Exercise Price Per Share	Number of Shares Vested as of the Termination Date	Number of Shares Unvested as of the Termination Date	Expiration Date
6/20/2011	Option[1]	$3.03	262,497	97,503	6/19/2018
6/5/2012	Option	$2.29	75,000	75,000	6/4/2019
11/12/2012	Option	$2.18	62,500	62,500	11/11/2019
3/4/2013	Option	$2.22	46,875	103,125	3/3/2020
2/11/2014	PSU	N/A	0	74,627	N/A
2/25/2014	Option	$2.30	0	125,000	2/24/2024

[1]	Non-Plan Option

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT